Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Royce Fund of our report dated February 19, 2026, relating to the financial statements and financial highlights of Royce Small-Cap Fund, Royce Micro-Cap Fund, Royce Premier Fund, Royce Small-Cap Total Return Fund , Royce Small-Cap Opportunity Fund, Royce Small-Cap Special Equity Fund, Royce Small-Cap Value Fund, Royce Smaller-Companies Growth Fund, Royce SMid-Cap Total Return Fund and Royce International Premier Fund, which appears in The Royce Fund’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

April 29, 2026